UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): January 7, 2004

COMDISCO HOLDING COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-499-68	54-2066534

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6111 NORTH RIVER ROAD, ROSEMONT, ILLINOIS	60018

(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(847) 698-3000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 9.	Regulation FD Disclosure.

Item 12.	Results of Operations and Financial Condition.

On January 7, 2004, Comdisco Holding Company, Inc. (the “Company”) issued a press release (a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 9 and Item 12 disclosure) announcing the sale to Marathon Structured Finance Fund, Ltd. of the Company’s participation interest in certain Agere Systems, Inc. lease payments. The aggregate purchase price was approximately $18 million. Approximately $15 million was received in cash and the remaining $3 million was placed in escrow pending the resolution of post-closing adjustments, if any, to be made over the next year.

The participation interest was included in the Company’s September 30, 2003 balance sheet in receivables at the present value of the minimum payments, or approximately $24 million, and, in a like amount, in deferred income. Prior to the transaction announced on January 7, 2004, and since September 30, 2003, the Company received approximately $9 million in payments with respect to the participation interest. All proceeds related to the participation interest will be reflected in the Company’s earnings when received.

The information in this Current Report on Form 8-K, including the Exhibit, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section. In addition, the information in this Current Report on Form 8-K, including the Exhibit, shall not be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMDISCO HOLDING COMPANY, INC.

Dated:	January 8, 2004	By:	/s/ Robert E. T. Lackey

Name:	Robert E. T. Lackey
Title:	Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Comdisco Holding Company, Inc., dated January 7, 2004